FOR IMMEDIATE RELEASE
November 16, 2021

Cumberland Pharmaceuticals Moving Corporate Headquarters to Broadwest

NASHVILLE, Tennessee — Broadwest is pleased to announce it has entered into an agreement with Cumberland Pharmaceuticals Inc. to relocate the company’s corporate offices to the Broadwest campus in the West End/Vanderbilt section of Nashville. Cumberland will establish its headquarters facility in the Broadwest office tower, with a move planned during 2022.

Cumberland (NASDAQ: CPIX) has emerged as the largest, public biopharmaceutical company founded and headquartered in Tennessee. The Company is focused on advancing patient care through the delivery of high quality medicines. Cumberland has built a portfolio of FDA approved brands supported by two national sales divisions. The Company also enjoys a robust pipeline of new medicines for the future, designed to address unmet medical needs. In addition to its domestic activities, Cumberland’s business includes a growing contribution from a network of distinguished international partners who are working to bring Cumberland brands to patients in their countries.

“We are delighted to be part of Nashville’s Health Care community, the largest industry sector in our area.” said A.J. Kazimi, Cumberland’s Chief Executive Officer. “Given our close collaboration with the internationally recognized Vanderbilt Medical Center, we wanted to stay in the West End corridor and look forward to working with Broadwest to join their beautiful new campus.”

“We are pleased to welcome a great company like Cumberland Pharmaceuticals to the Broadwest community,” said Chris Brown, President of Propst Development, LLC . “As we worked with Cumberland on their new headquarters space, we learned a great deal about their passion to improve patient care through the development and distribution of high-quality medicines. From our first meeting, we knew they would be a great addition to the Broadwest campus.”

Founded in 1999 in Nashville, Tennessee, Cumberland concluded its initial public offering and listing on the NASDAQ stock exchange in 2009. The Company’s Board of Directors and senior management team have many decades of experience in the health care and biopharmaceutical fields.

Cumberland currently occupies space in the 2525 West End building near Vanderbilt. As the Company continues to grow its Nashville presence, it sought a new collaborative and professional work environment, resulting in the selection of Broadwest.

ABOUT BROADWEST
Broadwest is Nashville’s new $540-million, urban mixed-use community combining 625,000 square feet of Class A office and retail space, 196 high-end condominiums, and the 234-room luxury Conrad Nashville hotel all anchored by a 1.5-acre plaza at the heart of this new community. Propst Development, LLC is developing Broadwest, which recently opened the office tower and creative office building, began selling condominiums in mid-2021 and will open the Conrad Nashville Hotel in early 2022. For more information about Broadwest, write to info@broadwestnashville.com.
Designed by Cooper Carry architects, the Broadwest project opened its office tower, Creative Office Building, plaza and 2,500+ space parking garage for its first tenants earlier this year. The Creative Office Building features the quality of a Class A office building meshed with a focus on modern efficient space layout. Features include 18-foot floor-to-floor ceilings with stunning 14-foot floor-to-ceiling vision glass, upgraded construction design features for a collaborative work environment, an outdoor office tenant amenity space, a signature plaza space, the latest technology, and on-site security and access control for flexible work environments.
ABOUT CUMBERLAND PHARMACEUTICALS
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the delivery of branded prescription products to improve patient care. The Company develops, acquires and commercializes brands for the hospital acute care, gastroenterology and rheumatoid arthritis markets.
The Company's portfolio of FDA-approved brands includes:
•Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning;
•Caldolor® (ibuprofen) Injection, for the treatment of pain and fever;
•Kristalose® (lactulose) for Oral Solution, a prescription laxative, for the treatment of constipation;
•Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease;
•RediTrex® (methotrexate) Injection, for the treatment of active rheumatoid, juvenile idiopathic and severe psoriatic arthritis, as well as disabling psoriasis;
•Vaprisol® (conivaptan) Injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia; and
•Vibativ® (telavancin) Injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.
Cumberland also has Phase II clinical programs underway evaluating its product candidates in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy as well as patients with Systemic Sclerosis and Aspirin-Exacerbated Respiratory Disease.
For more information on Cumberland’s approved products, including full prescribing information, please visit links to the individual product websites, which can be found on the Company’s website at
www.cumberlandpharma.com
Media Contacts:
Christopher Brown for Broadwest                Molly Aggas for Cumberland
(205) 706-6775, CBrown@propst.com (704) 641 6641
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